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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                    FORM 15


CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITES EXCHANGE ACT OF 1934.

                                            Commission File Number        1-5529
                                                                  --------------

                   Burns International Services Corporation
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             (Exact name of registrant as specified in its charter)

         200 South Michigan Avenue, Chicago, IL 60604   (312) 322-8500
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(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

   Common Stock, par value $.01 per share / 9-5/8% Senior Subordinated Notes due 2007
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            (Title of each class of securities covered by this Form)

                                     None
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  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)     X       Rule 12h-3(b)(1)(i)      X
          Rule 12g-4(a)(1)(ii)   [_]      Rule 12h-3(b)(1)(ii)    [_]
          Rule 12g-4(a)(2)(i)    [_]      Rule 12h-3(b)(2)(i)     [_]
          Rule 12g-4(a)(2)(ii)   [_]      Rule 12h-3(b)(2)(ii)    [_]
                                          Rule 15d-6              [_]

   Approximate number of holders of record as of the certification or notice date: Common Stock - 1 / Notes - 1
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          Pursuant to the requirements of the Securities Exchange Act of 1934
Burns International Services Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



Date:     October 12, 2000                  By:    /s/ Frederick W. London
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                                                Frederick W. London
                                                Corporate Secretary